Exhibit 99.1

Contact:	Catherine Evans	Bob Wynne
	Investor Relations	Corporate Communications
	Catherine.evans@oracle.com	bob.wynne@oracle.com
	(650) 506-4073	(650) 506-5834
Oracle to Offer $5 Billion of Investment Grade Notes
REDWOOD SHORES, Calif., January 6, 2006 – Oracle Corporation today announced that it intends to offer, subject to market and other conditions, three series of investment grade notes for an aggregate principal amount of $5 billion. One series will mature in 2009, one series will mature in 2011 and one series will mature in 2016. The 2009 notes will bear interest at a floating rate and the 2011 notes and 2016 notes will bear interest at a fixed rate.
Oracle intends to use the net proceeds from the offering to fund the purchase of Siebel Systems (expected to close on January 31, 2006 or shortly thereafter), for acquisition-related transaction costs and for general corporate purposes, including stock repurchases and other acquisitions.
The notes will be offered only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Important Information
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.